Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13G-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary stock, par value of US$0.025 per share, of TIAN RUIXIANG Holdings Ltd, a Cayman Islands Corporation, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 18, 2025.

Kwong Lung Terence Wong

By: /s/ Kwong Lung Terence Wong

Name: Kwong Lung Terence Wong

HarmonyCare Limited

By: /s/ Kwong Lung Terence Wong

Name: Kwong Lung Terence Wong

Title: Director